                          SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-12

                      THE MAY DEPARTMENT STORES COMPANY
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              (Name of Registrant as Specified in its Charter)

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   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        pursuant to Exchange Act rule 0-11 (Set forth the amount on which
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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement
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

MAY [logo]
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

                                             April 20, 2001

Dear Fellow Shareowner:

         It is our privilege to invite you to attend May's 2001 annual meeting of shareowners. This year's meeting will take place on Friday, May 25, 2001, at 9:00 a.m. (Mountain Time) at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado 80202.

         We are pleased to have achieved our 26th consecutive year of record sales and earnings per share in fiscal 2000. This was a particularly challenging year for May and many other retailers. We remain dedicated to significant growth, delivering more value to our customers, and developing the best talent in retailing.

         During 2000, Anthony J. Torcasio, vice chairman, retired from the company. Tony was an exceptional merchant who contributed significantly during his 30-year career with May, including four years as a director. In February, Robert D. Storey elected to retire from May's board of directors. Bob demonstrated an unflagging commitment to our company during his 11 years of service, providing us with valued ideas, insights and leadership. We will miss Tony's and Bob's contributions. Jerome T. Loeb is retiring from the company and from the board of directors on April 30, 2001, after 37 years of distinguished service to May.

         Again this year you may vote your shares over the Internet or by telephone. To do so, please follow the instructions on your proxy card. If you vote over the Internet you may also sign up to receive future annual reports and proxy statements electronically via the Internet. If you have a computer with Internet access, we hope you will sign up for this feature.

         We appreciate your continued confidence in May and look forward to seeing you on May 25th. Even if you cannot attend, your vote is very important to our company. Please return a signed proxy card, or vote your shares over the Internet or by telephone so that your shares are represented at the meeting.

Very truly yours,

/s/ Eugene S. Kahn                              /s/ Jerome T. Loeb

Eugene S. Kahn                                  Jerome T. Loeb
President and                                   Chairman of the Board
Chief Executive Officer



A Personal Note:

         I would like to take this opportunity to add my personal thanks to the many talented and dedicated associates at May. Working together has been invigorating and rewarding. I am particularly pleased that an executive of John Dunham's caliber will join Gene Kahn in the leadership of May and that this has been a smooth transition. I am confident of and look forward to May's continued success.

                                             /s/ Jerry

TABLE OF CONTENTS

Notice of Annual Meeting of Shareowners.........................1
Proxy Statement.................................................1
The Election of Directors.......................................2
Beneficial Owners...............................................5
Executive Compensation..........................................5
The Board of Directors and Committees of the Board.............10
The Ratification of the Appointment of Independent Auditors....11
Proposal by a Shareowner Concerning a Classified
  Board........................................................11
General........................................................12
Appendix A -- Audit Committee Charter


NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The shareowners of The May Department Stores Company, a Delaware corporation, will hold their annual meeting on May 25, 2001, at 9:00 a.m. (Mountain Time). The meeting will be at The Brown Palace Hotel, 321 Seventeenth Street, in Denver, Colorado.

     The proposals for the meeting are:

(a)  the election of five directors;

(b) the ratification of the appointment of independent auditors; and

(c)  a shareowner proposal concerning a classified board.

     The proxy statement discusses these proposals and contains other information about May. It also explains how you may vote at the annual meeting in person or by proxy. The shareowners may take action on additional business at the meeting if it is properly raised.

     The record date for the meeting is March 30, 2001. This means that you must be a shareowner of record or the owner of May's Employee Stock Ownership Plan preference stock ("ESOP stock") at the close of business on that date to vote at the annual meeting.

PROXY STATEMENT

We are providing this proxy statement to shareowners of May common stock and ESOP stock in connection with the board of directors' solicitation of proxies for use at the annual shareowners meeting and when the meeting reconvenes if it is adjourned or postponed. We began mailing the proxy statement and the enclosed form of proxy on April 20, 2001.

NUMBER OF SHARES OUTSTANDING. You are entitled to one vote for each share of common stock you own. On the record date, the company's voting securities carried 318,556,805 votes and consisted of:

* 298,747,846 shares of common stock, excluding 171,707,648 shares of treasury stock; and

* 586,281 shares of ESOP stock, which carry 19,808,959 votes.

The owners of shares of common stock and ESOP stock vote together as a single class.

PROXIES AND METHODS OF VOTING. If you own common stock in your own name, you are an "owner of record." This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you fail to vote, the proxies cannot vote your shares at the meeting. If you participate in May's dividend reinvestment plan, the enclosed proxy card includes the shares in your dividend reinvestment plan account.

     If you participate in May's profit sharing plan, you will receive a voting instruction card for the common stock and ESOP stock allocated to your account in that plan. The plan trustee will vote your shares in accordance with your instructions and the terms of the plan. If you fail to vote, the trustee will vote your shares in the same proportion as it votes the shares for which it receives instructions from other plan participants. Under the terms of the plan, the trustee must receive your voting instructions by May 18.

     You have three voting options:

* INTERNET: You can vote over the Internet at the Web address shown on your proxy card. At that same Web address, you can also sign up to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. IF YOU VOTE OVER THE INTERNET, DO NOT RETURN YOUR PROXY CARD.

* TELEPHONE: You can vote by telephone by calling the toll free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. IF YOU VOTE OVER THE TELEPHONE, DO NOT RETURN YOUR PROXY CARD.

* PROXY CARD: You can vote by mail by simply signing, dating, and mailing your proxy card in the postage-paid envelope which we have provided.

     If a broker, bank or other nominee holds your common stock for your benefit but not in your own name, your shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of Internet and telephone voting depends on their voting processes. Please follow the instructions on the voting instruction form they send you.

     The named proxies will vote all shares at the meeting that have been properly voted (whether by Internet, telephone, or mail) and not revoked. If you sign and return your proxy card but do not mark your proxy card to tell the proxies how to vote your shares on each proposal, the proxies will vote the way the board of directors recommends in this proxy statement. If action is taken at the meeting on matters that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares. The board of directors recommends a vote:

*     FOR the election of all director nominees;

* FOR the ratification of the appointment of independent auditors; and

* AGAINST the shareowner proposal concerning a classified board.

1


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

     If the annual meeting is interrupted before we have completed our business or adjourned to another date, the proxies will still vote your shares when the meeting resumes, unless you revoke your instructions in the meantime. You may revoke your proxy at any time before its exercise by:

*    sending a written revocation to May's secretary;

*    voting again over the Internet or by telephone;

* signing another proxy card bearing a later date and mailing it to us prior to the meeting; or

*    attending the meeting and voting in person.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORTS. This proxy statement and the 2000 annual report are available on our Internet site at www.maycompany.com. You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

     If you are a shareowner of record, you can choose this option and save May the cost of producing and mailing these documents by following the instructions provided if you vote over the Internet. After you make this choice, you will receive an e-mail next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

     If you hold your May stock in street name through a broker, bank or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. After you make this choice, you will receive an e-mail next year containing the Internet address to use to access our proxy statement and annual report.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

NOMINEES. The board of directors proposes the election of five directors. These five directors, together with the six directors whose terms continue beyond the annual meeting, will make up the board of directors. Anthony J. Torcasio retired as a director during 2000. Robert D. Storey retired as a director in February. Jerome T. Loeb is retiring from the company and as a director on April 30, 2001.

     Unless you indicate otherwise on your proxy card, the proxies will vote your shares FOR the following persons for terms expiring at the annual meeting in the year indicated and until their successors are elected and qualified:

                           2004
                           ----
     Eugene S. Kahn                 William D. Perez
     Helene L. Kaplan               R. Dean Wolfe
     James M. Kilts

     Each nominee consents to being nominated and agrees to serve if elected. They will join the following directors whom you elected previously for terms ending at the annual meeting in the years indicated. These directors are not standing for election at this meeting:

             2002                              2003
             ----                              ----
     Marsha J. Evans                    John L. Dunham
     Edward E. Whitacre, Jr.            Russell E. Palmer
                                        Michael R. Quinlan
                                        William P. Stiritz

     If a nominee becomes unavailable to serve as a director before the meeting, the proxies may vote your shares for any substitute nominee proposed by the board of directors, or the board may reduce the number of directors to be elected.

INFORMATION ABOUT DIRECTORS. Biographies of the directors appear on the following pages, showing:

*    principal occupations during the last five years;

*    ages as of May 25, 2001;

* the number of shares of May common stock over which each director had sole or shared voting and investment power as of March 26, 2001; and

* the stock units held in each director's deferred compensation plan account as of March 26, 2001.

For the directors who are also May employees, the common stock ownership numbers also reflect interests in shares owned by our profit sharing plan. No director beneficially owns any preferred stock of May other than ESOP stock owned by the profit sharing plan.

     May's 23 executive officers and directors as a group:

* had sole voting and investment power as of March 26, 2001, over 1,639,937 shares of May common stock, less than 1% of the outstanding shares, and disclaim beneficial ownership as to 6,312 of these shares;

* had 352,150 stock units in deferred compensation plan accounts as of March 26, 2001; and

* have the right to acquire sole or shared voting and investment power over 1,808,465 shares of May common stock on or before May 25, 2001.

These numbers include the shares reported in the biographies that follow.

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[Photo]

EUGENE S. KAHN, director since 1996, age 51 (standing for election at this meeting)

Mr. Kahn, chairman and chief executive officer effective May 1, 2001, currently is president and chief executive officer. He joined May in 1990 as president and chief executive officer of G. Fox. He became president and chief executive officer of Filene's in 1992. He became vice chairman of May in March 1996 and was appointed executive vice chairman in June 1997. He assumed his current position in May 1998. Mr. Kahn beneficially owns 285,000 shares of common stock and 105,291 deferred stock units, and has the right to acquire an additional 481,466 shares of common stock on or before May 25, 2001.

--------------------------------------------------------------------------------

[Photo]

JOHN L. DUNHAM, director since 1997, age 54

Mr. Dunham, president effective May 1, 2001, currently is vice chairman and chief financial officer. He joined May in 1976, holding a number of operations positions in various divisions until 1987, when he was named chairman of Sibley's. He was named chairman of G. Fox in 1989 and was promoted to chairman of May Merchandising Company in 1993. He became executive vice president and chief financial officer in May 1996. He assumed his current position in November 1999. Mr. Dunham beneficially owns 115,377 shares of common stock and 57,894 deferred stock units, and has the right to acquire an additional 172,783 shares of common stock on or before May 25, 2001.

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[Photo]

MARSHA J. EVANS, director since 1998, age 53

Mrs. Evans is the national executive director of Girl Scouts of the U.S.A. She served with the United States Navy for 29 years, where she was commissioned ensign in 1968, attaining the designation of rear admiral before retiring in 1998. Prior to retirement, she served as superintendent of the Naval Post Graduate School in Monterey, Calif., and as director of the George C. Marshall European Center for Security Studies. Mrs. Evans assumed her current position in 1998. Mrs. Evans beneficially owns 3,000 shares of common stock and 6,219 deferred stock units.

--------------------------------------------------------------------------------

[Photo]

HELENE L. KAPLAN, director since 1985, age 67 (standing for election at this meeting)

Mrs. Kaplan has been of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1990. She is a director of ExxonMobil Corporation, J.P. Morgan Chase & Co., Metropolitan Life Insurance Company, and Verizon Communications. Mrs. Kaplan also serves as a trustee or director of many nonprofit cultural, educational and scientific organizations. Mrs. Kaplan beneficially owns 17,504 shares of common stock and 8,314 deferred stock units.

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[Photo]

JAMES M. KILTS, director since 1998, age 53 (standing for election at this meeting)

Mr. Kilts is the chairman and chief executive officer of The Gillette Company. Prior to assuming his position at Gillette in February 2001, he served as president and chief executive officer of Nabisco, Inc. from 1998 to 2000. He held several positions with Philip Morris Companies, Inc., including president of Kraft Foods U.S.A. from 1989 to 1994 and executive vice president from 1994 to 1997. Mr. Kilts serves on the boards of Gillette, Grocery Manufacturers of America, Knox College, and Whirlpool Corporation. Mr. Kilts beneficially owns 4,719 shares of common stock and 7,031 deferred stock units.

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[Photo]

JEROME T. LOEB, director since 1984, age 60

Mr. Loeb, chairman of the board, will retire from the company and as a director on April 30, 2001. Mr. Loeb joined May in 1964, holding various positions at Famous-Barr, Hecht's, and the corporate office until 1981 when he was appointed executive vice president and chief financial officer of May. He was named vice chairman in 1986 and president in 1993. He became chairman of the board in May 1998. Mr. Loeb beneficially owns 443,353 shares of common stock (and disclaims beneficial interest in 6,312 of those shares) and has the right to acquire an additional 271,996 shares on or before May 25, 2001.

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3

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[Photo]

RUSSELL E. PALMER, director since 1984, age 66

Mr. Palmer is the chairman and chief executive officer of The Palmer Group, a corporate investment firm. He is the retired managing director and chief executive officer of Touche Ross International and the retired dean of The Wharton School and Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. Mr. Palmer is also a director of Freddie Mac, Honeywell International, Safeguard Scientifics, Inc., and Verizon Communications. Mr. Palmer beneficially owns 8,265 shares of common stock and 8,024 deferred stock units.

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[Photo]

WILLIAM D. PEREZ, director since 1998, age 53 (standing for election at this meeting)

Mr. Perez is the president and chief executive officer of S.C. Johnson and Son, Inc. He joined S.C. Johnson and Son in 1970 and served as president and chief operating officer of its worldwide consumer products division from 1993 to 1997, when he assumed his present position. Mr. Perez is also a director of S.C. Johnson and Son, Inc., Grocery Manufacturers of America, Hallmark Cards, and Kellogg Company. Mr. Perez beneficially owns 6,653 shares of common stock.

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[Photo]

MICHAEL R. QUINLAN, director since 1993, age 56

Mr. Quinlan is chairman of the executive committee of McDonald's Corporation. He joined McDonald's in 1963 and served as chief executive officer from 1987 to 1998 and as chairman from 1990 to 1999. Mr. Quinlan is also a director of Dun & Bradstreet Corporation, and is the chairman of the board of trustees of Ronald McDonald Children's Charities and of Loyola University of Chicago. Mr. Quinlan beneficially owns 5,715 shares of common stock and 6,585 deferred stock units.

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[Photo]

WILLIAM P. STIRITZ, director since 1983, age 66

Mr. Stiritz is chairman of the board, chief executive officer and president of Agribrands International, Inc. He served as chief executive officer of Ralston Purina Company until 1997, and continues to serve as chairman of its board of directors. Mr. Stiritz is also chairman of the board of Energizer Holdings, Inc. and a director of Ball Corporation, Ralcorp Holdings, Inc., Reinsurance Group of America, Inc., and Vail Resorts, Inc. Mr. Stiritz beneficially owns 8,265 shares of common stock and 35,643 deferred stock units.

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[Photo]

EDWARD E. WHITACRE, JR., director since 1989, age 59

Mr. Whitacre is chairman of the board and chief executive officer of SBC Communications, Inc., and has served in this capacity since January 1990. He is a director of Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe Corporation, and Emerson Electric Co. Mr. Whitacre beneficially owns 8,265 shares of common stock and 11,838 deferred stock units.

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[Photo]

R. DEAN WOLFE, director since 1997, age 57 (standing for election at this meeting)

Mr. Wolfe, executive vice president of acquisitions and real estate, joined May in 1972. He served as executive vice president of real estate from 1986 to 1996, when he was appointed to his current position. Mr. Wolfe beneficially owns 198,407 shares of common stock and has the right to acquire an additional 229,730 shares of common stock on or before May 25, 2001.

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                                                                              4

BENEFICIAL OWNERS

The following shareowners reported to the Securities and Exchange Commission that they owned more than 5% of our common stock on December 31, 2000. With respect to May's profit sharing plan, ownership is as of the record date.


                                Number        % of        % of
Name and address               of shares   outstanding   voting
of beneficial owner              owned     stock owned    power
----------------------------------------------------------------
Capital Research and          31,917,600      10.7%       10.0%
Management Company
333 South Hope Street
Los Angeles, CA 90071

AXA Financial, Inc.(1)        27,786,187       9.3%        8.7%
1290 Ave. of the Americas
New York, NY 10104

May's Profit Sharing Plan
    Common Stock              14,714,143       4.9%        4.6%
    ESOP Stock(2)                586,281       100%        6.2%
----------------------------------------------------------------

(1) This information is based on a Schedule 13G filed with the SEC on February 12, 2001, by AXA Financial, Inc. and certain of its affiliates, that it had sole voting power over 15,242,164 shares, shared voting power over 2,629,417 shares, and sole dispositive power over 27,786,187 shares.
(2)   These shares carry 19,808,959 votes.

EXECUTIVE COMPENSATION

PERFORMANCE BASED BONUS PLANS. We have three performance based bonus plans that cover approximately 3,450 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to May's performance.

     The plan for corporate executives applied to 10 individuals in 2000 and applies to nine individuals in 2001, including the five executive officers named in the summary compensation table. The plan for company principals applies to the 20 presidents, chairmen, and vice chairmen of our operating divisions. Participants in each plan may receive annual cash awards for individual fiscal years and long-term cash awards for three-year long-term performance periods. These awards are based on:

* attaining earnings per share and return on net assets performance standards relating to May as a whole in the case of the corporate executives' plan, or to the participants' respective divisions in the case of the principals' plan; and

* May's common stock price performance over the long-term performance periods.

     The performance incentive plan applies to approximately 3,420 associates. Participants may receive annual cash awards based upon attaining certain performance measures tailored to the participant's job.

     Participants in the three plans earned approximately $36.3 million for the performance periods ending in fiscal 2000. Amounts awarded under these plans to the named executive officers are reflected in the summary compensation table.

     During fiscal 2000, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal years ending in fiscal 2002. The following table shows the maximum long-term cash awards payable for that period.

--------------------------------------------------------------------------------
                          LONG-TERM INCENTIVE PLAN
                         AWARDS IN LAST FISCAL YEAR

                             Performance                            Estimated
                                or Other                              Maximum
                            Period Until                       Future Payouts
                              Maturation                     Under Non-Stock-
Name                           or Payout                  Price-Based Plan(1)
--------------------------------------------------------------------------------
Eugene S. Kahn               Earned over                           $1,054,069
Jerome T. Loeb        three fiscal years                             $652,973
John L. Dunham               (2000-2002)                             $431,466
R. Dean Wolfe              ending 2/1/03                             $354,938
Judith K. Hofer                                                      $338,437
--------------------------------------------------------------------------------

(1) Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, the maximum performance goals have been met, and that the stock price has increased sufficiently to result in the maximum stock price adjustment.

PROFIT SHARING PLAN. Associates at least age 21, with one year of service and at least 1,000 hours of paid employment, may participate in our profit sharing plan. During 2000, 61,336 associates invested $92.3 million in the plan. Of this amount, $43.9 million was invested in May common stock. In addition, we added $51.8 million of May common stock and ESOP stock to associates' accounts as a result of the plan's matching formula.

     The plan links its benefits to our performance each year and to the value of the common stock. Generally, we match up to the first 5% of pay each pay period that an associate invests in the plan. In 2000, our associates made $56.1 million of "matchable" contributions to the plan. The effective matching rate for 2000 was 92%. The effective matching rate has averaged 102% over the last five years.

RETIREMENT PLANS. We have two noncontributory retirement plans that cover associates at least age 21 who are paid for 1,000 or more hours per year.

     In addition, we have a supplementary retirement plan that covers associates who, at one time, had compensation in a calendar year equal to twice the amount of "wages" then subject to the payment of old age, survivor, and disability insurance Social Security taxes. Participants become entitled to a single life annuity retirement benefit equal to:

* 2% of the average of the participant's highest three out of five fiscal years of final annual salary and bonus multiplied by their years of service, up to a maximum of 25 years, reduced by

* primary Social Security benefits, company-provided benefits under our retirement, profit sharing and disability plans, and, if appropriate, amounts to reflect early retirement.

     The minimum benefit under the plan is the amount of company-provided benefits that would be payable under our retirement and profit sharing plans determined without regard to any statutory limits, less the amount of these benefits actually payable under those plans. If there is a change in control, as defined in the plan, the supplementary retirement plan provides that vesting would be accelerated in limited circumstances and benefits would not be forfeitable.

The expense for our retirement plans for fiscal 2000 for all associates aggregated $41 million.

     The following table shows the estimated aggregate annual benefits payable under these retirement plans to eligible associates in specified compensation and years of service classifications, assuming normal retirement at age 65 in 2000. The named executive officers had, as of December 31, 2000, the following years of service for purposes of the retirement plans: Eugene S. Kahn, 10 years; Jerome T. Loeb, 36 years; John
L. Dunham, 24 years; R. Dean Wolfe, 28 years; and Judith K. Hofer, 28 years.

------------------------------------------------------------------------------
                                    PENSION PLAN TABLE
                                     Years of Service
    Average   ----------------------------------------------------------------
     Annual
   Earnings       10           25            30            35           40
------------------------------------------------------------------------------
 $1,000,000    $160,761     $265,646      $303,230    $  340,815    $  378,400
  1,200,000     198,539      331,121       376,427       421,734       467,039
  1,300,000     217,429      363,910       413,077       462,244       511,410
  1,600,000     274,097      462,279       523,025       583,773       644,520
  1,900,000     330,764      560,647       632,976       705,304       777,633
  2,200,000     387,437      659,014       742,925       826,835       910,745
  2,500,000     444,100      761,394       856,886       952,378     1,047,869
  2,800,000     500,768      882,693       989,762     1,096,833     1,203,905
------------------------------------------------------------------------------

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS. We have severance agreements with each of the named executive officers. These agreements provide that the executive is entitled to benefits if a change in control occurs, as defined in the agreement, and during the 180 days following the change in control, the executive determines in good faith that as a result of that event he cannot execute his duties effectively.

     Following the 180-day period, the executive is entitled to benefits only if his employment is actually or constructively terminated other than for cause or disability during the remaining term of the agreement.

     Benefits under the severance agreements include (1) a lump sum payment equal to three times the sum of base salary at termination or, if greater, base salary immediately prior to the change in control, plus target bonus with maximum share price adjustment for the year in which the change in control occurs; (2) continued medical and life insurance benefits for 36 months; and (3) eligibility for post-retirement life and medical insurance benefits if the executive is within five years of his eligibility date for those benefits.

     Executives who are subject to the insider trading rules of Section 16(b) of the Securities Exchange Act of 1934 also receive a cash payment in cancellation of their stock options. Mr. Kahn's agreement provides for a tax gross-up payment to ensure that his severance benefits are not subject to net reduction because of excise taxes which are payable under Section 4999 of the Internal Revenue Code. Mr. Loeb's and Mr. Dunham's agreements provide for a 50% tax gross-up payment.

     If a change in control is imminent, we have a trust that we will fund to provide these severance benefits. The trust becomes irrevocable when the change in control occurs.

     Each of the named executive officers has a written employment contract. These contracts expire at various dates on or before April 30, 2005.

EXECUTIVE STOCK OWNERSHIP. We encourage all associates to align their interests with shareowners by making a personal investment in May stock. We adopted minimum stock ownership guidelines in 1994 for our top management group. Associates can satisfy these minimum guidelines through direct stock ownership, profit sharing plan share equivalents, and deferred compensation plan stock units. We expect associates to meet these minimum guidelines within five years of when the guidelines first apply to them.

                    EXECUTIVE STOCK OWNERSHIP GUIDELINES
                                                           Ownership Guideline
Executive Level                                      (Multiple of Base Salary)
------------------------------------------------------------------------------
Chief Executive Officer                                              5.0 times
Corporate Senior Management
    Committee(a)                                                     3.5 times
Presidents, Chairmen and Vice Chairmen
    of Operating Divisions                                           2.5 times
Corporate Executive Vice Presidents and
    Senior Vice Presidents and the
    Senior Management Committees of
    Operating Divisions                                              1.5 times
------------------------------------------------------------------------------

(a) Currently includes Mr. Kahn (whose guideline is the CEO guideline above) and six other executive officers.

STOCK PRICE PERFORMANCE. The graph below compares our cumulative total shareowner return on a $100 investment in May common stock at the close of the market on February 3, 1996 (the end of fiscal 1995) against the returns of the S&P 500 stock index and the S&P Retail Department Stores Index.

                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                             MAY, S&P 500 INDEX
                   AND S&P RETAIL DEPARTMENT STORES INDEX


                                  [GRAPH]

                              1995    1996    1997   1998    1999   2000
-------------------------------------------------------------------------
 May                          $100    $112    $136   $160    $127   $157
 S&P 500                      $100    $126    $160   $212    $241   $242
 S&P-Dept. Stores             $100    $107    $141   $139    $119   $157
-------------------------------------------------------------------------

The companies included in the S&P Retail Department Stores Index are Dillard's, Federated, J.C. Penney, Kohl's, May, Nordstrom and Sears.

NAMED EXECUTIVE OFFICER COMPENSATION. Current proxy rules require us to disclose the compensation of certain executive officers in each of the last three fiscal years. The summary compensation table on the following page shows the compensation of those executive officers.

-----------------------------------------------------------------------------------------------------------------------------------
                                                       SUMMARY COMPENSATION TABLE
                                             Annual Compensation(2)               Long-Term Compensation
                                         ------------------------------------------------------------------------------------------
                                                                                  Awards               Payouts
                                                                        -------------------------------------------
                                                                          Restricted                    Long-Term        All Other
Name and                                                                       Stock         Stock      Incentive          Compen-
Principal Position                 Year   Salary(1)(3)    Bonus(1)(4)      Awards(5)    Options(6)  Payouts(1)(7)        sation(8)
-----------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                     2000     $1,287,500       $312,000             $0       127,500       $492,991           $7,847
President and Chief                1999     $1,237,500       $787,500             $0        85,000       $446,353           $8,000
Executive Officer                  1998     $1,200,000       $675,000     $5,343,750       225,000       $584,408           $9,024

Jerome T. Loeb                     2000     $1,076,250       $211,575             $0        75,000       $334,827           $7,847
Chairman of the Board              1999     $1,037,500       $590,626             $0        50,000       $326,821           $8,000
                                   1998     $1,000,000       $562,500             $0        75,000       $470,975           $9,024

John L. Dunham                     2000       $752,500       $114,750             $0        60,000       $166,364           $7,847
Vice Chairman and                  1999       $661,250       $321,750     $1,844,297        22,500       $153,411           $8,000
Chief Financial Officer            1998       $597,500       $274,500             $0        22,500       $204,651           $9,024

R. Dean Wolfe                      2000       $741,250       $112,500             $0        48,750       $175,359           $7,847
Executive Vice President-          1999       $706,250       $321,750     $1,209,375        22,500       $300,461           $8,000
Acquisitions and Real Estate       1998       $672,500       $306,000             $0        22,500       $376,295           $9,024

Judith K. Hofer, President and     2000       $725,000       $108,750             $0        52,500       $180,226           $7,847
Chief Executive Officer,
May Merchandising Company(9)
-----------------------------------------------------------------------------------------------------------------------------------

1. Total Cash Compensation. As supplemental information, the following table shows the total cash compensation (Salary, Bonus and Long-Term Incentive Payouts) paid to the named executive officers for the fiscal year.

              YEAR        MR. KAHN          MR. LOEB           MR. DUNHAM        MR. WOLFE        MS. HOFER
              2000       $2,092,491        $1,622,652          $1,033,614       $1,029,109       $1,013,976
              1999       $2,471,353        $1,954,947          $1,136,411       $1,328,461
              1998       $2,459,408        $2,033,475          $1,076,651       $1,354,795

2. The table does not reflect certain non-cash compensation made available to the named executive officers for the last three fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

3. The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes normally occur on May 1 of each year.

4. "Bonus" reflects the annual portion of the bonus payable under our executive incentive compensation plan for corporate executives described on page 9. The bonuses were paid or were deferred under our deferred compensation plan. All deferrals would be distributed to participants in lump sum cash payments immediately following a change in control, as defined in the plan.

5. "Restricted Stock" is valued at the average price of the May common stock on the grant date. The aggregate value of the restricted stock owned by each of the named executive officers as of the end of the last fiscal year (at $38.125 per share) was $4,289,063 for Mr. Kahn, (112,500 shares), $1,429,688 for Mr. Loeb (37,500 shares), $2,287,500 for Mr.
     Dunham (60,000 shares), $1,715,625 for Mr. Wolfe (45,000 shares), and $1,334,375 for Ms. Hofer (35,000 shares). We pay dividends on these shares quarterly. The common stock ownership numbers on pages 2 through 4 include shares of restricted stock. Under some circumstances, restricted shares continue to be forfeitable for up to 10 years from the grant date. Our restricted stock plan and our 1994 Stock Incentive Plan provide that restricted stock grants become fully vested and all restrictions are waived when a change in control, as defined in the plans, occurs.

6. "Stock Options" represent non-qualified 10-year options under our 1976 and 1987 stock option plans and the 1994 Stock Incentive Plan. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control, as defined in the plans.

7. "Long-Term Incentive Payouts" represent the long-term portion of the bonus payable under the executive incentive compensation plan for corporate executives. Such amounts were paid or deferred under our deferred compensation plan. For Mr. Wolfe, the amounts for 1998 and 1999 also include installments of a long-term bonus arrangement entered into in 1995.

8. "All Other Compensation" represents our effective matching allocation to the named individual's accounts in the profit sharing plan.


9. Ms. Hofer became an executive officer for reporting purposes for the first time in 2000 and, therefore, no information is provided for earlier years.

-------------------------------------------------------------------------------------------------------------------------------
                                                   STOCK OPTION GRANTS IN FISCAL 2000
                                                      Percent of
                                   Options           Total Options          Exercise or         Expiration       Grant Date
Name                              Granted(1)            Granted            Base Price(2)           Date        Present Value(3)
-------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                     127,500                1.8%               $25.1875             2/24/10        $1,224,000
Jerome T. Loeb                      75,000                1.0%               $25.1875             2/24/10          $720,000
John L. Dunham                      60,000                0.8%               $25.1875             2/24/10          $576,000
R. Dean Wolfe                       48,750                0.7%               $25.1875             2/24/10          $468,000
Judith K. Hofer                     52,500                0.7%               $25.1875             2/24/10          $504,000
-------------------------------------------------------------------------------------------------------------------------------

1. One-third of the options become exercisable on each of May 10, 2001 and May 10, 2002. One-sixth of the options become exercisable on each of May 10, 2003 and May 10, 2004.

2.   The exercise price is the market price on the option grant date.

3. We determined the Grant Date Present Values using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with SEC proxy disclosure requirements, and we have no way to determine whether the Black-Scholes model can properly determine the value of an option. We cannot assure that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) a seven-year expected life for the options; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on daily stock price changes during the year prior to the grant date; and
     (d) dividends at the rate of $.93 per share, the annual dividend rate with respect to a share of stock on the grant date.

-------------------------------------------------------------------------------------------------------------------------------
                                            AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2000
                                                    AND FISCAL YEAR-END OPTION VALUES

                                                                        Total Number of              Value of Unexercised
                                  Shares            Total          Unexercised Options Held         In-the-Money Options(2)
                                 Acquired           Gain         --------------------------------------------------------------
Name                            on Exercise      Realized(1)     Exercisable     Unexercisable  Exercisable       Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                          0               $0         409,278          255,938     $2,999,484         $1,846,058
Jerome T. Loeb                     15,000         $160,592         223,246          142,500     $1,574,633         $1,091,719
John L. Dunham                          0               $0         137,032          102,000       $900,445           $824,813
R. Dean Wolfe                           0               $0         197,730           90,750     $2,185,256           $679,266
Judith K. Hofer                         0               $0         162,992          137,188     $1,651,715           $899,886
-------------------------------------------------------------------------------------------------------------------------------

1. The amounts "realized" reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon the sale of those shares.

2. "In-the Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of May common stock at the end of the last fiscal year ($38.125 per share) exceeded the exercise price of the options.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE REPORT. Each member of the executive compensation and development committee is an independent, nonmanagement director. The committee reviews and approves, among other things, the compensation payable to each of the executive officers named in the summary compensation table.

     Compensation Philosophy. Our basic compensation philosophy is that May's compensation program should:

*    attract, retain, and motivate highly qualified executives;

*    be competitive;

*    align the executive's compensation with the company's objectives; and

*    relate meaningfully to the value created for shareowners

     Compensation for senior executives is composed of a base salary, bonus opportunities (a significant potential portion of the total compensation) and long-term stock-related incentives. We review compensation based on our compensation philosophy, on company performance and on competitive practices. As part of our review of competitive pay levels, we look at the base salary levels, annual bonus levels, and long-term related incentives at a broad group of companies, including other retail companies and companies in other industries of similar size and complexity to May. We did not target a specific compensation percentage level within the group, but, as discussed under the "Additional Information" heading below, we determined that May's current overall compensation program is consistent with and furthers our compensation philosophy.

     Base Salary. We review base salaries annually. They may be increased after our review based on:

* the individual's contribution to the company, including changes in responsibilities;

*    competitive pay levels; and

*    management's recommendations.
                                                                              8

As a result of this overall review, salary rates for the named executives increased an average of 3.8% over the rates in effect as of the beginning of fiscal 2000.

     Bonus Opportunities. May has three performance-based bonus plans covering approximately 3,450 associates. Each plan links a major portion of the associates' potential pay to the associates' performance and to May's performance. The bonus opportunities for the most senior executives and executive officers include both annual and long-term opportunities. Each named executive officer participates in the bonus plan for corporate executives.

     Annual Bonus. For 2000, the named executive officers became eligible for annual bonuses of up to 45% (72% for Mr. Kahn and 58.5% for Mr. Loeb) of base salary. We determined their bonuses based on whether May achieved certain predetermined performance levels (threshold, target or maximum) for
(i) earnings per share (EPS) and (ii) return on net assets (RONA) over the year.

     The annual bonus may be adjusted in two ways:

*    downward, in our discretion; and

* upward or downward, automatically, based on May's performance relative to the EPS and RONA performance of a predetermined group of competitors consisting of Dillard's, Federated Department Stores, J.C. Penney, Kohl's, Nordstrom, Target, and Sears. For both the annual and long-term bonuses, May's independent public accountants determine May's rank relative to the competitor group based on their review of publicly available financial information.

While return on equity is the company's principal measure in evaluating its performance for shareowners and its ability to invest shareowners' funds profitably, the bonus plans use RONA in evaluating this element of bonus opportunity to facilitate industry comparisons without having to make adjustments for financial leverage among the competitor group.

     In 2000:

* May did not exceed the threshold performance level we set for EPS;

* May did not exceed the threshold performance level we set for RONA; and

* May's performance, relative to the EPS and RONA performance of the competitor group, merited adjustments to the threshold level.

Based on these results, the annual bonus represented 24.0% of base salary for Mr. Kahn, 19.5% of base salary for Mr. Loeb, and 15.0% of base salary for each of the other named executive officers.

     Long-Term Bonus. For the three-fiscal-year period that ended in 2000, the named executive officers became eligible for long-term bonuses of up to 45% (72% for Mr. Kahn and 58.5% for Mr. Loeb) of average base salary. We determined their bonuses based on (a) whether May achieved certain predetermined performance levels (threshold, target or maximum) for (i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period, and (b) the change in stock price over the three-fiscal-year period. For Ms. Hofer, a portion of the long-term bonus was determined based on Filene's results.

     The long-term bonus may be adjusted in two ways:

*    downward, in our discretion; and

*    upward or downward, automatically, based on

     - May's performance compared to the EPS and RONA performances of the competitor group, and

     - predetermined levels of changes in May's common stock price over the period.

     For the three-year period that ended with fiscal 2000:

* May's performance exceeded the target performance level set for compound growth for EPS;

* May's performance exceeded the target performance level set for average RONA;

* no adjustment was made based on May's relative rank in the competitor group; and

* May's common stock price decreased by 3% over the period resulting in a 3% decrease in bonus.

Based on these results, the long-term bonuses awarded for the three-year period that ended with fiscal 2000 represented 39.7% of average base salary for Mr. Kahn, 32.3% of average base salary for Mr. Loeb, 24.8% of average base salary for Mr. Dunham and Mr. Wolfe, and 29.0% of average base salary for Ms. Hofer.

     Long-Term Stock-Related Incentives. May provides long-term stock-related incentives through stock options and restricted stock. These incentives are designed to attract, retain and motivate management associates, and relate their compensation directly to May's stock performance. We grant stock options at fair market value on the grant date. They have value to the executive only if May's stock price increases. We establish guidelines for the grant of options for all executives, and we specifically approve any grants to the executive officers. We base the guidelines for annual grants on competitive practices and position levels. We approve restricted stock grants in special circumstances.

     The named executive officers received annual stock option grants in 2000 consistent with the normal annual grant levels previously established for them. In addition, we awarded a one-time special option grant to all plan participants, including these executives, equal to one-half of their normal annual grant levels. We made no other special option or restricted stock grants to the named executive officers in 2000.

     Additional Information. During 2000, we selected and retained an independent compensation consulting firm to study the compensation of the executive group in May's operating divisions and of the senior management committee in the corporate office. The consultants reviewed May's base salary levels, annual and long-term bonus levels, and long-term incentives compared with the compensation packages of a broad group of companies, including the competitor group, other retail companies, and companies in other industries similar in size and complexity to May. Based on the consultants' review, we have determined that May's current compensation program, taking into account base compensation, bonus opportunities, and long-term incentive opportunities, is consistent with and furthers our compensation philosophy.

     Tax laws and IRS regulations limit the tax deductibility of executive compensation in excess of $1 million. Certain exceptions permit tax deductions on this compensation, including exceptions for performance-based compensation. Our policy continues to be that May should attempt, wherever reasonably possible, to qualify future compensation to be tax deductible.

Executive Compensation and Development Committee:

Edward E. Whitacre, Jr., Chairman
Russell E. Palmer
Michael R. Quinlan

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The board of directors held eight meetings during 2000. Each incumbent director attended at least 75% of the aggregate of the total number of:

* board meetings held during the period for which the director held office; and

* meetings held by all board committees on which the director served during the periods that the director served.

Overall, the directors' attendance averaged 97%.

DIRECTOR COMPENSATION. Management directors receive no compensation or fees for serving as a director or for attending board or committee meetings. Nonmanagement directors receive both cash compensation and stock compensation.

     Cash compensation includes:

* a $33,000 annual fee, plus an additional $5,000 fee if the director is a committee chairperson;

*    $3,000 for each board meeting attended; and

*    $2,000 for each committee meeting attended.

Directors may defer all or any portion of their cash compensation under a deferred compensation plan that is substantially similar to our deferred compensation plan for management associates.

     Stock compensation includes:

* when a director is first elected to the board, a one-time grant of 3,000 shares of restricted common stock that is subject to forfeiture for five years and to restrictions on transferability while the director serves on the board; and

* annually, a grant of the equivalent of $70,000 of restricted common stock, which is not transferable while the director serves on the board. Instead of shares of restricted stock, a director may elect to have $70,000 of deferred stock units credited to his or her account under the deferred compensation plan.

COMMITTEES. The following table provides current members and meeting information for each of the board committees.

Name            Audit   Executive     ECDC**    Finance         Nominating
----------------------------------------------------------------------------
Mr. Dunham                                         x
Mrs. Evans        x                                x
Mr. Kahn                   x*
Mrs. Kaplan                x                       x*               x
Mr. Kilts         x                                x
Mr. Loeb                   x                       x
Mr. Palmer        x*       x            x
Mr. Perez                                          x                x
Mr. Quinlan       x                     x
Mr. Stiritz                x                       x                x*
Mr. Whitacre               x            x*         x
Mr. Wolfe
2000 meetings     3        0            4          2                2
----------------------------------------------------------------------------

*Chairman
**Executive Compensation and Development Committee

* The Audit Committee's responsibilities are included in its written charter in Appendix A. Each member of the committee is an independent director as defined in New York Stock Exchange rules. With respect to fiscal
     2000, the committee believes that it satisfied its responsibilities in compliance with its charter.

     AUDIT COMMITTEE REPORT.

     We have reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended February 3, 2001.

     We have discussed with the independent public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     We have received and reviewed the written disclosures an the letter from the independent public accountants required by Independence Standard
     No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent public accountants their independence.

     During fiscal year 2000, the Company retained its independent public accountants, Arthur Andersen, to provide audit services of $1.9 million and non-audit services of $1.3 million. The audit committee has determined that the nature and extent of non-audit services provided by Arthur Andersen is compatible with maintaining auditor independence.

     Based on the reviews and discussions referred to above, we recommend to the board of directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K.

     Audit Committee Members:

     Russell E. Palmer, Chairman            James M. Kilts
     Marsha J. Evans                        Michael R. Quinlan

* The Executive Committee exercises all of the board of directors' powers, with certain specified exceptions required by law, on a "standby" or "emergency" basis between board meetings, subject to the direction of the full board of directors.

*    The Executive Compensation and Development Committee (ECDC)

     - considers and recommends to the board May's overall compensation programs;

     - reviews and approves the compensation payable to all senior management personnel;

     -    reviews the compensation payable to store company principals;

     - reviews and approves new compensation programs that involve May stock or affect compensation to senior management personnel and store company principals;

     -    advises management on all other executive compensation matters;

     - reviews and monitors management development efforts to ensure development of a group of executives that would provide for adequate and orderly management succession; and

     - administers, directly, by delegation or by establishing operating guidelines, the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals, and the Deferred Compensation Plan.

*    The Finance Committee

     -    reviews our financial policies, plans, and structure; and

     - reviews and recommends to the board our long-range financial plans, our capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

*    The Nominating Committee

     - recommends to the board nominees for directors, and for chairpersons and members of board committees;

     - advises the board with respect to criteria relating to director tenure and nonmanagement director compensation; and

     - considers suggestions as to nominees for directors from any source, including shareowners.

     Shareowners wishing to submit nominations for directors should do so in writing to 611 Olive Street, St. Louis, Missouri 63101-1799, Attention:
Secretary. The nominations must comply with the advance notice provisions in our by-laws. You may obtain a copy of the notice procedures from the secretary.

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal (b) on the accompanying proxy card.

Upon the recommendation of the audit committee, the board of directors appointed Arthur Andersen LLP, independent public accountants, as auditors of the company and its subsidiaries for the fiscal year ending February 2, 2002. This appointment is subject to ratification by you at the annual meeting. A representative of Arthur Andersen LLP will attend the meeting to respond to appropriate questions and to make a statement if he so desires. In 2000, we paid the following fees to Arthur Andersen LLP ($ in millions):

     Audit:                                                     $1.9
     Financial Information Systems Design and Implementation:   $0.0
     All Other (non-audit services):                            $1.3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL (b), AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL BY A SHAREOWNER CONCERNING A CLASSIFIED BOARD

Proposal (c) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 300 shares of May common stock, has advised us that she plans to introduce the following resolution at the annual meeting:

     Resolved, that the stockholders of May Department Stores recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

     This shareowner has submitted the following statement in support of this resolution:

     Until recently, directors of May Department Stores were elected annually by all shareholders. The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year, the owners of 138,806,334 shares, representing approximately 52% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution.

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING RESOLUTION. Last year, this proposal received the favorable vote of 40.7% of our outstanding voting power. We consider this to be a significant expression of shareowner opinion. Consequently, the full board reviewed the proposal thoroughly last fall, and again this spring, including the recommendations of counsel and other advisors. Following this review, we concluded that the classified board is an important component of May's system of governance and that it continues to be in your best interests.

     A majority (approximately 60%) of the companies included in the S&P 500 index currently have classified boards. Our classified board structure has been in place continuously since 1985, and for 74 of our 91 years of existence.

     We believe that a classified board reduces our vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirers to initiate takeover actions through arm's length negotiations with management and the board of directors. The classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, it positions the incumbent board to act to maximize the value you receive from a potential acquisition.

     We also believe that the classified board structure facilitates continuity and stability of leadership and policy, since a majority of the directors at any given time will have prior experience as directors and will be familiar with our business strategies and operations. We firmly believe that directors elected for staggered terms are just as accountable to you as they would be if elected annually.

     For all of the reasons described above, the board of directors continues to believe that the classified system is advantageous to May and to you. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL (c), AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

GENERAL

VOTE REQUIRED. The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast by the shareowners entitled to vote generally at the annual meeting constitutes a quorum. Abstentions and broker nonvotes are counted as present and entitled to vote for quorum purposes. Generally, a nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within 10 days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines are routine. If a nominee cannot vote on a particular matter because it has not received your instructions and because the matter is not routine, this is a "broker nonvote" on that matter.

     The vote required to approve each proposal at the meeting is:

* The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. The five nominees receiving the greatest number of votes will be elected. Abstentions and broker nonvotes are not counted for purposes of the election of directors.

* Approval of each other item requires the affirmative vote of the owners of a majority of the shares present in person or represented by proxy and entitled to vote. An abstention has the effect of a vote against the proposals. A broker nonvote is not counted for purposes of approving these proposals.

OTHER MATTERS. We know of no other matters to be presented at the annual meeting. However, if anyone properly presents other matters for a vote at the meeting, including, among other things, a motion to adjourn the meeting to another time or place, the proxies will vote the shares represented by properly executed proxy cards according to their judgment on those matters.

SOLICITATION OF PROXIES. The accompanying proxy is solicited by the board of directors for use at the May 25, 2001, annual meeting and for use when the meeting reconvenes if it is adjourned or postponed. We will bear the expense of soliciting proxies. Directors, officers, and regular employees of May may solicit proxies personally, from and through registered owners, nominees, and others acting as principals and as intermediaries. They may solicit proxies by any means, including by mail, telephone, facsimile, or electronic means.

     We have retained D.F. King & Co., Inc. to assist in soliciting proxies for a fee of $19,500, plus out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act requires executive officers and directors to file reports of holdings and transactions in May common stock with the SEC. Based on a review of copies of reports provided to us, we believe that our executive officers and directors satisfied all reporting requirements for fiscal 2000.

2002 SHAREOWNER PROPOSALS. If you wish to submit a proposal to be included in the proxy statement for the annual shareowners' meeting in 2002, we must receive it on or before December 20, 2001. You should follow the procedures described in Rule 14a-8 of the Securities Exchange Act and send the proposal to our principal executive offices: 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Secretary.

     If you wish to bring matters before shareowners at the 2002 annual meeting other than pursuant to the procedures in Rule 14a-8, you must satisfy the following requirements under our by-laws:

*    you must notify the secretary in writing between February
     9, 2002 and February 24, 2002; and

* your notice must contain the specific information required in our by-laws.

     We retain discretion to vote proxies on a proposal filed within these deadlines provided (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

     For a copy of our by-laws, please write our secretary at the address given above.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. PLEASE FILL OUT, SIGN, DATE, AND RETURN YOUR PROXY CARD, OR VOTE BY THE INTERNET OR BY PHONE AS SOON AS POSSIBLE. WE APPRECIATE YOUR COOPERATION IN GIVING THIS MATTER YOUR IMMEDIATE ATTENTION.

By order of the board of directors.

                               APPENDIX A
                         AUDIT COMMITTEE CHARTER

FUNCTION. The audit committee shall aid the board in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Corporation's controls and shall work to provide appropriate avenues of communication between the board of directors and the Corporation's independent public accountants and internal auditors.

COMPOSITION AND TERM. The committee shall be a committee of the board and shall consist exclusively of independent directors (not less than three). The definition of independent directors will be based on New York Stock Exchange rules for audit committees, as amended.

     The committee members shall be appointed for one year terms at the annual meeting of the board, upon the recommendation of the nominating committee. The chairman shall be designated by the board.

ADMINISTRATIVE MATTERS. The committee shall meet at such times and from time-to-time as it deems to be appropriate, but not less than three times each year. The committee shall report to the board of directors at the first board meeting following each such committee meeting. Annually the committee shall review and assess the adequacy of its charter. If the audit committee recommends any changes, the board must review those changes. This charter will be filed as an exhibit to the proxy statement in accordance with SEC requirements.

     The Corporation's independent public accountants and internal auditors shall attend at least two of the committee's meetings each year. The committee may request members of management or others to attend meetings and provide pertinent information as necessary. The committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the committee.

DUTIES AND RESPONSIBILITIES. The duties of the committee shall include the following:

1.   Make recommendations to the board of directors as to:

     * the selection of the firm of independent public accountants to examine the books and accounts of the Corporation and its subsidiaries for each fiscal year;

     * the proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered;

     * the results of review of the written disclosure and letter from the independent public accountants regarding their independence; and

     * the advisability of having the independent public accountants perform non-audit services including but not limited to audits of affiliated entities and benefits plans, acquisition and public offering related assistance, tax related services, appraisal and valuation services, employee benefits consulting, information systems consulting and other specialty consulting. Any such non-audit services must be specifically permitted by SEC rules, as amended, and cannot have contingent fee type terms;

2. Review the results of the quarterly reviews and the year end audit of the Corporation, including:

     * the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" prepared by the independent public accountants, any other pertinent reports and management's responses concerning that memorandum;

     * any material accounting issues among management the Corporation's internal audit staff and the independent public accountants; and

     * other matters required to be communicated to the committee under generally accepted auditing standards, as amended, by the independent public accountants;

     With respect to interim financial information the committee's Chairman will meet with management and the independent public accountants to discuss the quarterly review results and required communications prior to any interim filings with the SEC;

3. Review with management and the independent public accountants such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the committee prior to any interim or year-end filings with the SEC or other regulators;

4. Meet annually with general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements;

5. Recommend annually to the board of directors, based upon reviews and discussions described in items 1-4 above, that the financial statements for the fiscal year then ended should be included in the company's annual report on Form 10-K (and incorporate this recommendation into the annual proxy statement as required by SEC rules);

6. Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Corporation's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Corporation's management and approved by the committee; review the significant findings of the internal auditors for each fiscal year; review the quality and composition of the Corporation's internal audit staff; and review and approve the internal audit charter on a periodic basis;

7. Review annually the distribution and acknowledgment process related to the Policy on Business Conduct and review the results of the Corporation's internal audit work of this process, including the types of exceptions reported by associates;

8. Review annually the Corporation's policies and procedure with respect to officers' travel and entertainment expenses and corporate jet usage and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors; and

9. Make a periodic self assessment of the committee, including a review of the charter, using assessment tools available through third parties or developed internally.

     The committee shall also undertake such additional activities within the scope of its primary function as the committee may from time to time determine. The committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

MAY

The May Department Stores Company encourages you to take advantage of two new convenient ways to vote your shares. You may now vote your shares 24 hours a day, seven days a week, either over the Internet or using a touch-tone telephone. Your Internet or telephone vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by Internet or telephone you do not need to mail back your proxy card.

IF YOU VOTE OVER THE INTERNET, YOU MAY ALSO ELECT TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS VIA THE INTERNET.

INTERNET
--------
-  Go to www.proxyvote.com.
-  Have this proxy card in hand.
-  Enter the Control Number located below.
-  Follow the simple instructions.

TELEPHONE
---------
-  Using a touch-tone telephone, dial 1/800-690-6903.
-  Have this proxy card in hand.
-  Enter the Control Number located below.
-  Follow the simple recorded instructions.

MAIL
----
-  Mark and sign the proxy card below.
-  Detach the proxy card.
-  Return the proxy card in the postage-paid envelope provided.


---------------------------------------------------------
ADMISSION TICKET
This is your Admission Ticket to May's 2001
Annual Meeting of Shareowners.
---------------------------------------------------------



Please mark all choices like this   /   /
------------------------------------------------------------------------------
Fold and detach Proxy Card here if you are not voting by Internet or Telephone

MAY               The directors recommend a vote FOR items (a)and (b).
                  The directors recommend a vote AGAINST item (c).



ELECTION OF DIRECTORS:
(a)  (01) Eugene S. Kahn, (02) Helene L. Kaplan, (03) James M. Kilts,
     (04) William D. Perez, (05) R. Dean Wolfe

For  Withhold  For All   To withhold authority to vote, mark "For All
All  All       Except:   Except" and write the nominees's number on
                         the line below.
/ /    / /     / /       ________________________________

DIRECTORS RECOMMEND A VOTE FOR ITEM (b).

                                        For   Against   Abstain
(b)  Ratification of the appointment    / /     / /       / /
     of independent auditors

DIRECTORS RECOMMEND A VOTE AGAINST ITEM (c).

                                        For   Against   Abstain
(c)  Proposal by a shareowner           / /     / /       / /
     concerning a classified board


___________________________________________________

___________________________________________________
Signature [PLEASE SIGN WITHIN BOX]           Date


___________________________________________________

___________________________________________________
Signature (Joint Owners)                     Date

Fold and detach Proxy Card here if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

                                   PROXY
                     THE MAY DEPARTMENT STORES COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 25, 2001.

By signing this card, the undersigned appoints each of Eugene S. Kahn, Alan E. Charlson, and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May Department Stores Company at the May 25, 2001 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in our Dividend Reinvestment Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

     *    FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES,
     *    FOR PROPOSAL (b), AND
     *    AGAINST PROPOSAL (c).

IF NO DIRECTIONS ARE GIVEN, AND THIS SIGNED CARD IS RETURNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN EACH PROXY'S DISCRETION ON ANY OTHER MATTERS THAT ARE PROPERLY RAISED AT THE MEETING OR WHEN THE MEETING RECONVENES IF IT IS ADJOURNED OR POSTPONED. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2001 annual meeting.

THE NOMINEES FOR THE BOARD OF DIRECTORS ARE EUGENE S. KAHN, HELENE L. KAPLAN, JAMES M. KILTS, WILLIAM D. PEREZ AND R. DEAN WOLFE.

Please vote by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to: The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

MAY

The May Department Stores Company encourages you to take advantage of two new convenient ways to instruct the Trustee on how to vote your shares. You may give your instructions 24 hours a day, seven days a week through May 18, 2001, either over the Internet or using a touch-tone telephone. Your Internet or telephone instructions authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card. If you give those instructions by Internet or telephone you do not need to mail back your voting instruction card.

IF YOU GIVE THOSE INSTRUCTIONS OVER THE INTERNET, YOU MAY ALSO ELECT TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS VIA THE INTERNET.

INTERNET
--------
-  Go to www.proxyvote.com.
-  Have this voting instruction card in hand.
-  Enter the Control Number located below.
-  Follow the simple instructions.

TELEPHONE
---------
-  Using a touch-tone telephone, dial 1/800-690-6903.
-  Have this voting instruction card in hand.
-  Enter the Control Number located below.
-  Follow the simple recorded instructions.

MAIL
----
-  Mark and sign the voting instruction card below.
-  Detach the voting instruction card.
- Return the voting instruction card in the postage-paid envelope provided.



Please mark all choices like this /   /
------------------------------------------------------------------------
Fold and detach Voting Instruction Card here if you are not giving your instructions by Internet or Telephone


MAY               The directors recommend a vote FOR items (a)and (b).
                  The directors recommend a vote AGAINST item (c).


ELECTION OF DIRECTORS:
(a)  (01) Eugene S. Kahn, (02) Helene L. Kaplan, (03) James M. Kilts,
     (04) William D. Perez, (05) R. Dean Wolfe

For  Withhold  For All   To withhold authority to vote, mark "For All
All  All       Except:   Except" and write the nominees's number on
                         the line below.
/ /    / /     / /       ________________________________

DIRECTORS RECOMMEND A VOTE FOR ITEM (b).

                                        For   Against   Abstain
(b)  Ratification of the appointment    / /     / /       / /
     of independent auditors

DIRECTORS RECOMMEND A VOTE AGAINST ITEM (c).

                                        For   Against   Abstain
(c)  Proposal by a shareowner           / /     / /       / /
     concerning a classified board


___________________________________________________

___________________________________________________
Signature [PLEASE SIGN WITHIN BOX]           Date


___________________________________________________

___________________________________________________
Signature (Joint Owners)                     Date

Fold and detach Voting Instruction Card here if you are not giving your instructions by Internet or Telephone

------------------------------------------------------------------------

CONFIDENTIAL VOTING INSTRUCTIONS TO THE BANK OF NEW YORK AS TRUSTEE UNDER THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the company credited to my account in the ESOP Preference Fund of the Profit Sharing Plan, all as of February 28, 2001 (the latest practicable Valuation Date), at the May 25, 2001 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

     *    FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES,
     *    FOR PROPOSAL (b), AND
     *    AGAINST PROPOSAL (c).

IF NO DIRECTIONS ARE GIVEN, AND THIS SIGNED CARD IS RETURNED, I UNDERSTAND THAT THE TRUSTEE WILL VOTE IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN ITS DISCRETION ON ANY OTHER MATTERS THAT ARE PROPERLY RAISED AT THE MEETING OR WHEN THE MEETING RECONVENES IF IT IS ADJOURNED OR POSTPONED. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2001 annual meeting. If my voting instructions are not received by the Trustee on or before May 18, 2001, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

THE NOMINEES FOR THE BOARD OF DIRECTORS ARE EUGENE S. KAHN, HELENE L. KAPLAN, JAMES M. KILTS, WILLIAM D. PEREZ AND R. DEAN WOLFE.

Please give your instructions by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to: The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

                            APPENDIX

         Page 6 of the printed proxy contains a Stock Performance graph. The information contained in the graph is restated in the table immediately following.